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                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

A reconciliation of basic to diluted earnings per share for the quarters ended June 30, 1999 and 1998, is as follows:

                                           1999                              1998
                               ----------------------------      ----------------------------
                                  Basic           Diluted           Basic           Diluted
                               -----------      -----------      -----------      -----------
Net loss                       $  (638,684)     $  (638,684)     $(1,170,837)     $(1,170,837)
                               ===========      ===========      ===========      ===========

Weighted average number of
      common shares
      outstanding during
      the period                 4,400,210        4,400,210        4,000,210        4,000,210

Net effect of dilutive
      stock options based
      on the treasury
      stock method at
      market prices                     --               --               --               --
                               -----------      -----------      -----------      -----------

Shares used for computation      4,400,210        4,400,210        4,000,210        4,000,210
                               ===========      ===========      ===========      ===========

Net loss per share             $     (0.15)     $     (0.15)     $     (0.29)     $     (0.29)
                               ===========      ===========      ===========      ===========


As the Company incurred a net loss for the quarters ended June 30, 1999 and 1998, there were no adjustments for potentially dilutive securities as the adjustments would have been antidilutive.


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